EXHIBIT 3.1.1

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT


Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is              HomeGold Financial, Inc.

2.       Date of Incorporation       June 19, 1968

3.       Agent's Name and Address   William E. Long, Jr., 3901 Pelham Road,
         Greenville, SC  29615

4.       On   April 28, 2000      , the corporation adopted the following
         Amendment(s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)

         Please see the following exhibits attached hereto:

         Exhibit A (pertaining to cumulative voting);
         Exhibit B (pertaining to par value of common stock); and Exhibit C (authorizing certain preferred stock).

5. The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

         N/A

6.       Amendment(s) adopted by shareholder action.

         At the date of adoption of the Amendments, the number of outstanding shares of each voting group entitled to vote separately on the Amendments, and vote of such shares was:

         (1) With respect to the amendment set forth in Exhibit A (pertaining to cumulative voting):

                           Number of        Number of         Number of Votes       Number of Undisputed*
         Voting            Outstanding      Votes Entitled    Represented at                 Shares
         Group             Shares           to be Cast        the Meeting           For         or       Against
         -----             ------           ----------        -----------           ----------------------------
         Common            10,171,416       10,171,416         9,429,557           6,817,903             586,522
         Stock

         (2) With respect to the amendment set forth in Exhibit B (pertaining to par value of common stock):
                           Number of        Number of         Number of Votes       Number of Undisputed*
         Voting            Outstanding      Votes Entitled    Represented at                 Shares
         Group             Shares           to be Cast        the Meeting           For         or       Against
         -----             ------           ----------        -----------           ----------------------------
         Common            10,171,416       10,171,416         9,429,557           6,994,358             411,697
         Stock

         (3) With respect to the amendment set forth in Exhibit C (authorizing certain preferred stock):

                           Number of        Number of         Number of Votes       Number of Undisputed*
         Voting            Outstanding      Votes Entitled    Represented at                 Shares
         Group             Shares           to be Cast        the Meeting           For         or       Against
         -----             ------           ----------        -----------           ----------------------------
         Common           10,171,416        10,171,416         9,429,557           6,951,135             473,132
         Stock

7. Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended) N/A
                                   ---------------------------------------------

Date  May 1, 2000                            HomeGold Financial, Inc.
     -------------                 ---------------------------------------------
                                               Name of Corporation


                                   ---------------------------------------------
                                                    Signature

                                          John M.  Sterling, Jr., Chairman
                                   ---------------------------------------------
                                           Type or Print Name and Office

DOM-ARTICLES OF AMENDMENT                       FORM REVISED BY SOUTH CAROLINA
                                                SECRETARY OF STATE, MAY 1999



         EXHIBIT A TO ARTICLES OF AMENDMENT FOR HOMEGOLD FINANCIAL, INC.

1. No shareholder shall have a right to cumulate votes with respect to the election of Company directors.

         EXHIBIT B TO ARTICLES OF AMENDMENT FOR HOMEGOLD FINANCIAL, INC.

2. The par value of the Company's common stock shall be changed from $0.05 per share to $0.001 per share.

         EXHIBIT C TO ARTICLES OF AMENDMENT FOR HOMEGOLD FINANCIAL, INC.

3. The Articles of Incorporation are hereby amended to authorize for issuance, 20,000,000 shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by the Company's Board of Directors in its sole discretion. The Company's Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the shareholders of the Company: (a) the distinctive serial designation and the number of shares constituting such series; (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (c) the voting powers, full or limited, if any, of shares of such series; (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association; (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (h) the price or other consideration for which the shares of such series shall be issued; and (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.